Release:    January 19, 2015

CP asks U.S. Dept. of Justice to review recent meetings of some Class I railroads to oppose CP acquisition of NS
Calgary, AB – Canadian Pacific (TSX: CP) (NYSE: CP) said today that it has submitted a letter to the U.S. Department of Justice, asking it to review recent actions by a number of major U.S. railroads who have stated publicly that they are organizing a collective campaign to block significant mergers in the railroad industry, including CP’s proposed offer for Norfolk Southern Corp. (NS).
According to statements reported in the press, some of these railroads are concerned about the damage that increased competition from a CP-NS combination would have on “shareholder value” and on their own profitability.
CP believes it is unfortunate that the company must take the very serious step of writing to the Department of Justice but ultimately concluded the unprecedented action of major competitors organizing to block a new entrant from enhancing competition to the U.S. merited the attention of the antitrust authorities. CP has confidence in the Surface Transportation Board and its regulatory process to analyze CP’s proposal impartially once an application is filed, and is disappointed that others appear not to share such confidence and have resorted to collective action to ensure no merger occurs.
The full text of that letter is below.
United States Department of Justice
950 Pennsylvania Avenue NW
Washington, DC 20530

Attention:    William Baer, Assistant Attorney General, Antitrust Division
David Gelfand, Deputy Assistant Attorney General, Antitrust Division
Renata Hesse, Deputy Assistant Attorney General, Antitrust Division

Dear Messrs. Baer and Gelfand and Ms. Hesse:
We are writing on behalf of Canadian Pacific Railway with respect to press statements from some of the largest US railroad companies indicating that they are working closely with each other to block Canadian Pacific’s proposed merger with Norfolk Southern. We are deeply concerned that these actions are being taken for the primary purpose of restraining trade in violation of Section 1 of the Sherman Act, and not for any legitimate purpose that would benefit the public or enhance competition in the US railroad industry.
Canadian Pacific announced a proposal to acquire Norfolk Southern in November 2015, and has made several revised proposals since then, each of which has been rebuffed by the Norfolk Southern board. As Canadian Pacific has stated repeatedly, it believes its proposal to acquire Norfolk Southern will have a significantly pro-competitive outcome. There is minimal overlap between the track networks of the two companies, and instead the merger would be a market-extension creating an end-to-end transcontinental solution for customers in large parts of the US and Canada. This point-to-point connectivity would increase the efficiency of the existing infrastructure — by allowing through-shipments across and between both countries — and introduce options for rerouting traffic around critical areas of congestion like Chicago. Importantly, Canadian Pacific has publicly committed to unilaterally cease using “bottleneck pricing” for customers, instead quoting rates for whichever gateway a shipper requests, and also provide “modified terminal access” to allow other railroads to use CP tracks in terminal areas where CP’s service is not adequate and/or rates are non-competitive. All of these aspects of CP’s proposal should significantly enhance competition and improve rail efficiencies for customers everywhere. A copy of a recent Canadian Pacific presentation explaining the offer and its competitive benefits is attached to this letter.
In response, a number of the large (Class 1) US railroads appear to have begun a concerted effort to block CP’s proposed acquisition through a widespread campaign of meetings and solicitations with customers, the media, and other interested parties. The fact that these major railroads have joined to work so feverishly against CP’s proposal speaks volumes about their concerns regarding the impact the transaction would have on their competitive position. In fact, one CEO was quoted as saying that the merger “could actually be destructive of [their] shareholder value”, and another CEO publicly opined that a CP/Norfolk Southern merger “would make it hard for . . . CSX to survive alone.” Whether or not that latter statement is accurate, it really illustrates the level of enhanced competition these other railroads fear from a CP/Norfolk Southern merger. They are—with good reason—concerned that the proposed Norfolk Southern acquisition will lead to a more competitive industry: with the combined efficiencies, cost-savings, and the upgraded competitive advantages, the combined companies will be much better positioned to price competitively, improve service quality, and create the type of competitive environment that CP’s competitors are afraid of. But fear of competition does not justify the collective action of competitors. As the Department of Justice has said on many occasions, the antitrust laws are designed to protect consumers against unfair actions in restraint of trade, not to protect companies against price and other competition from their competitors.
The collective communication strategy of these competitor railroads is also likely illegal because it is anticompetitive: it is an agreement to collectively work together to prohibit the introduction of competition by a new competitor, which is akin to a group boycott in principle and intended effect. Such conduct is plainly anticompetitive and unlawful. At a minimum, they are not protected by Noerr-Pennington or any other defense or immunity. Indeed, Noerr-Pennington does not apply here for at least several reasons. First, the collective action has arisen prior to any transaction with Norfolk Southern having been agreed, let alone any application filed with a government agency, and thus before there was any government to be petitioned, before any judicial or administrative proceedings had begun, and before there was any need to protect freedom of speech or guarantee access to government. And although certain interested parties have submitted comments to the Surface Transportation Board concerning the proposed merger, the Board has made clear that “[a]t this time, there is no proceeding before the agency related to a merger of CP and NS.” Indeed, in response to several of these comments, the Board indicated that it would be premature for it to take a position on the proposed merger since no application has been filed, and thus “there are no proceedings . . . related to this potential merger.” In any event, the recent public statements by some of the railroads strongly suggest pre-existing collective agreement and action, such as the statement by one CEO that the competitor railroads have met more than once recently, but that they have not reached a “new consensus” because “we were all against mergers to begin with.” Any competitor communications that occurred so far in advance of any acquisition of Norfolk Southern would not qualify for immunity because they necessarily occurred outside the umbrella of protection afforded by Noerr-Pennington.
Second, Noerr-Pennington does not immunize statements to and the petitioning of private parties—parties such as customers, shareholders and the media. Here, it is clear that the competitor railroads are engaged in an active and coordinated campaign, both in the press and, according to comments in the press, “behind the scenes”, against the proposed Norfolk Southern acquisition—and appear to have collectively agreed to use the same talking points with customers, shareholders, and the media. Any agreement to influence these private parties is not protected by the Noerr-Pennington doctrine, and the collective efforts of these competitor railroads are intended to and (if left unchecked) might have the desired effect of preventing competition.
We have attached several news articles detailing these actions and statements by various U.S. railroads. We believe strongly that Canadian Pacific’s proposed acquisition of Norfolk Southern would benefit competition and provide better services to customers at competitive prices, and we think that the actions by CP’s competitors in opposition to that goal merit a serious and impartial review by the US government authorities responsible for antitrust enforcement.
If we can be of any assistance to you or provide any additional information, please do not hesitate to contact Kevin J. Arquit (212-455-7680) or Matt J. Reilly (202-636-5566), each of Simpson Thacher & Bartlett LLP.
Very truly yours,
Matthew J. Reilly
cc:    Surface Transportation Board
Kevin J. Arquit
Forward Looking Statement
This news release contains certain forward-looking information within the meaning of applicable securities laws relating, but not limited, to CP's proposal to NS regarding a possible business combination, the anticipated results and benefits of the proposed transaction and matters relating to regulatory approvals and changes. This forward-looking information also includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", "should" or similar words suggesting future outcomes.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from the forward-looking information. Forward-looking information is not a guarantee of future performance. By its nature, CP's forward-looking information involves numerous assumptions, inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking information, including but not limited to the following factors: the ability of the parties to agree to the terms of a proposed transaction; the ability of the parties to obtain the required regulatory approvals; the ability to recognize the financial and operational benefits of the transaction; changes in business strategies; general North American and global economic, credit and business conditions; risks in agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures; industry capacity; shifts in market demand; changes in commodity prices; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; changes in laws and regulations, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; uncertainties of investigations, proceedings or other types of claims and litigation; labour disputes; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; and various events that could disrupt operations, including severe weather, droughts, floods, avalanches and earthquakes as well as security threats and governmental response to them, and technological changes. The foregoing list of factors is not exhaustive.

These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Management's Discussion and Analysis" in CP's annual and interim reports, Annual Information Form and Form 40-F. Readers are cautioned not to place undue reliance on forward-looking information. Forward-looking information is based on current expectations, estimates and projections and it is possible that predictions, forecasts, projections, and other forms of forward-looking information will not be achieved by CP. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise.

Rule 425 Disclosure
This announcement is neither an offer to purchase or exchange nor a solicitation of an offer to sell securities. Subject to future developments, additional documents regarding the proposed transaction may be filed with the SEC. Investors and security holders are urged to read such disclosure documents regarding the proposed transaction, if and when they become available, because they will contain important information. Investors and security holders may obtain a free copy of the disclosure documents (when they are available) and other documents filed by CP with the SEC at the SEC's website at www.sec.gov. The disclosure documents and these other documents may also be obtained for free from CP at http://www.cpr.ca/en/investors or by directing a request to Canadian Pacific Railway Limited, 7550 Ogden Dale Road S.E., Calgary, Alberta, Canada, T2C 4X9, Attention: Office of the Corporate Secretary.

CP and its directors, executive officers and other employees may be deemed to be participants in any solicitation of CP or NS shareholders in connection with the proposed transaction. Information about CP's executive officers and directors is available in CP's Annual Report on Form 40-F for the year ended December 31, 2014, which was filed with the SEC on February 23, 2015. Additional information about the interests of potential participants will be included in any proxy statement filed in connection with the proposed transaction.

About Canadian Pacific
Canadian Pacific (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of Canadian Pacific.

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